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                                                                   Exhibit 10.14

     Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                   AGREEMENT


THIS AGREEMENT entered into on this 1st day of July, 1998, by and between Law Office Information Systems, Inc., hereinafter referred to as LOIS, and Infocon International Limited, of Bangalore, India, hereinafter referred to as INFOCON, do hereby agree and covenant as follows:

WHEREAS, both LOIS and INFOCON desire to enter into an agreement between themselves, the subject matter of which is outlined in Purchase Order #00000208, attached hereto, whereby INFOCON shall produce various Electronic Materials for LOIS;

WHEREAS, LOIS is willing to pay INFOCON for the production of certain Electronic Materials, both in the conversion of Raw Materials and the formatting of Electronic Materials, if said materials meet or exceed certain requirements;

NOW THEREFORE, for and in the consideration of the mutual promises and other good and valuable consideration, the adequacy of which is herein acknowledged, LOIS and INFOCON do hereby agree as follows:

                                       I.
                                  DEFINITIONS

The following terms as set forth herein shall have the following meaning as the same are understood within the English language:

"Raw Materials" -- Raw Materials shall be understood to mean that materials used for conversion into an electronic format. Raw Materials shall generally consist of legal materials or legally related materials. Raw Materials can be in the form of print which are usually contained within a compiled format and bound together, in the form of both soft and hard bound books, pamphlets, folders, and the like. The legal materials can also be in an electronic form in a variety of formats. In such cases, the legal materials shall be handled as if they were printed materials.

"Electronic Materials" -- Electronic Materials shall be understood to mean Raw Materials that have been keyed (or otherwise converted); formatted in accordance with specified requirements; and supplied with all appropriate Coding Information and Emphasis Tags as specified.

"Coding Information" -- Coding Information, commonly called "fielding" or "tagged data" is used to identify and separate certain sections of Electronic Materials.

"Quality Standards" -- Quality Standards shall mean Electronic Materials that are accurately converted to Ninety Nine and Nine Hundred Ninety Five Percent (99.995%) of the Raw materials.

"Measured Quality Standards" -- Measured Quality Standards is the method used to determine Quality Standards. Upon the receipt of Electronic Materials sent by INFOCON to LOIS, LOIS shall select a 100 page continuous block of information, (or as many 100 page blocks as LOIS desires) and compare the Raw Materials to the Electronic Materials. Accuracy of the conversion is checked by counting the total number of characters within said 100 page block(s) and the number of occurrences where the Raw Materials do not

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match the Electronic Materials. The total characters contained within a given
100 page block of Electronic Materials shall then be divided by the total characters of Electronic Materials converted incorrectly to determine the Quality Standard. The results of the quality check shall be immediately sent to INFOCON if the materials do not meet Quality Standards. INFOCON shall then check its copy of the Electronic Materials to ascertain the veracity of said quality check. It is understood by both INFOCON and LOIS, that the accuracy level of any 100 page block so chosen by LOIS, shall be deemed to be that of the entire amount of Electronic Materials for that project. It shall be understood that in the event that LOIS fails to make a quality check within 30 days of having received the Electronic Materials, it shall be considered that said Electronic Materials have met Quality Standards.

It is understood between the parties that when Measured Quality Standards are being determined, any character which is emphasized or effected by an emphasis tag, (SGML character) is in fact emphasized or affected in a manner not consistent with the Raw Materials, then and in that event, all characters contained within the emphasized or affected characters shall be deemed not be accurately converted. It is also understood, that when a character or characters are emphasized or affected in the Raw Materials but not so affected or emphasized in the Electronic Materials, then and in that event, all characters that should have been emphasized or affected in the Electronic Materials shall be deemed not to be accurately converted.

                                      II.
                     PURCHASE ORDER AND PAYMENT PROCEDURES

LOIS shall send Raw Materials to INFOCON. Upon receipt of the Raw Materials, INFOCON shall provide LOIS with an inventory within 7 days of the Raw Materials received. Upon receipt of the inventory, LOIS shall then issue a Purchase Order along with an Irrevocable Standby Letter of Credit as to the Raw Materials that it desires INFOCON to convert into Electronic Materials. LOIS may not require INFOCON to convert more than 1 billion characters of Raw Materials per month, and INFOCON may not require LOIS to accept more than 1 billion characters of Electronic Materials per month. However, it is understood that the 1 billion characters may be composed of a single Purchase Order, or multiple Purchase Orders, at the sole discretion of LOIS.

The value of the Irrevocable Standby Letter of Credit shall equal the total value of converting all Raw Materials listed on the Purchase Order into Electronic Materials at a rate of * per one thousand characters converted into Quality Standards. From the date of issue of the Irrevocable Standby Letter of Credit, INFOCON shall then begin to convert the Raw Materials into Electronic Materials at Quality Standards.

Upon completion of converting all Raw Materials listed on a given Purchase Order, INFOCON shall promptly send said Electronic Materials to LOIS so that LOIS can determine Quality Standards. Once the Quality Standards and the timing of the delivery of the Electronic Materials are determined, LOIS shall inform its Bank, and shall pay for the materials as set forth below.

 .    If the Electronic Materials are: (1) delivered to LOIS at LOIS headquarters before or on the 60th day after the posting of the Irrevocable Standby Letter of Credit and; (2) said Electronic Materials are in compliance with Quality Standards, LOIS shall pay to INFOCON in a manner set forth below an amount equal to * per 1000 (one thousand) characters converted from Raw Materials into Electronic Materials.

 .    If the Electronic Materials are: (1) delivered to LOIS at LOIS headquarters between the 61st and 75th day after the posting of the Irrevocable
     Standby Letter of Credit and; (2) said Electronic Materials

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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     are in compliance with Quality Standards, LOIS shall pay to INFOCON in a manner set forth below an amount equal to * per 1000 (One Thousand) Characters converted from Raw Materials into Electronic Materials.

 .    If the Electronic Materials are (1) delivered to LOIS at LOIS headquarters between the 76th and 90th day after the posting of the Irrevocable
     Standby Letter of Credit and; (2) said Electronic Materials are in compliance with Quality Standards, LOIS shall pay to INFOCON in a manner set forth below an amount equal to * per 1000 (One Thousand) Characters converted from Raw Materials into Electronic Materials.

 .    If the Electronic Materials are: (1) delivered to LOIS at LOIS headquarters on the 91st day or later after the posting of the Irrevocable Standby
     Letter of Credit and; (2) said Electronic Materials are in compliance with Quality Standards, LOIS shall pay to INFOCON in a manner set forth below an amount equal to * per 1000 (One Thousand) Characters converted from Raw Materials into Electronic Materials. In addition, however, LOIS shall charge to INFOCON a late delivery penalty and deduct from INFOCON an amount of * per day first beginning on the 91st day and continuing each day until the Electronic Materials are received by LOIS at LOIS headquarters and said Electronic Materials meet Quality Standards. In the unlikely event that the late penalty exceeds the overall value of the Electronic Materials delivered, then LOIS shall deduct the remaining balance of the late delivery penalty on future deliveries of Electronic Materials.

It is understood by and between the parties that after INFOCON has delivered the Electronic Materials to LOIS and during the time to which LOIS is determining Quality Standards by the utilization of Measured Quality Standards, that said time period for measuring quality standards shall not count as against INFOCON. For example: LOIS receives the Electronic Materials from INFOCON on day 60. For a period of 10 days LOIS ascertains Quality Standards and notified INFOCON on day 10 that Quality Standards have not been met. INFOCON re-delivers the Electronic Materials 15 days later. LOIS then ascertains that Quality Standards have been met after 10 more days. Under this example the understanding of the parties would be that INFOCON delivered the Electronic Materials that met Quality Standards on day 75 and therefore would be paid * per 1000 (One Thousand) Characters converted from Raw Materials into Electronic Materials in the manner set forth below.

For every delivery of Quality Standard Electronic Materials, LOIS shall make 12 equal payments in an amount set forth above with the first payment beginning six
(6) months after delivery. Under no circumstances shall LOIS pay more than * per month for 12 consecutive months on any single Quality Standard Electronic Materials delivery, although there may be times when subsequent Quality Standard Electronic Material payments are running concurrent with previous Quality Standard Electronic Material payments.

It is understood between the parties that if and in the event that the timing of the delivery of the Electronic Materials exceeds 61 days, then LOIS may modify its Irrevocable Standby Letter of Credit from the total value of * per 1000 characters to * per 1000 characters. If and in the event that the timing of the delivery of the Electronic Materials exceeds 76 days, then LOIS may modify its Irrevocable Standby Letter of Credit from the total value of * per 1000 characters to * per 1000 characters.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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                                      III.
                            DATA CONVERSION SUMMARY

Data Conversion shall consist of, but not limited to, the following:

 .    Conversion of materials in print form into electronic form, regardless of means.

 .    Formatting and emphasis tagging of materials shall be done as specified in the instruction sheet provided with each project.

 .    Coding Information placed on appropriate fields as specified in the instructions sheets supplied for that project.

 .    Reference areas shall be created and marked with Coding Information as specified in the instruction sheet supplied for that project.

 .    Removal of Copyrighted materials, with the exception of "appeal from"
     areas. The "appeal from" areas shall be keyed (or otherwise converted) as it appears in print.

 .    Foot notes shall be moved to the end of the appropriate section, as specified in the instruction sheet provided with each project.

NOTE: The Basic Editing Guide used in the past shall be updated and supplied to INFOCON. The instruction sheets provided with each project should supercede the Basic Editing Guide. It shall be understood that not all issues can be addressed in the instruction sheet for that project, or the Basic Editing Guide. When there are issues in question or inconsistencies contact LOIS for clarification. Any discussion concerning an issue shall be followed by a statement in writing from INFOCON to LOIS, setting forth INFOCON's understanding of how to deal with the issue or inconsistency. Failure to contact LOIS regarding an issue in question shall leave the interpretation of said issue solely up to LOIS. Said interpretation shall apply when evaluating Quality Standards.

                                      IV.
                                OTHER WARRANTIES
                                AND RESTRICTIONS

INFOCON is an independent contractor and assumes full responsibility for the payment of all compensation, social security, unemployment and other taxes and charges for all persons engaged by it in the performance of the work herein. INFOCON is not and shall not represent itself as authorized to enter into any contract or other obligation on behalf of LOIS. INFOCON shall avoid any conflict of interest while performing the work for LOIS, or incurring any other obligation which is inconsistent with INFOCON's obligation to LOIS herein. Specifically, INFOCON understands and agrees that during the term of this Agreement that it shall not convert any Raw Materials into Electronic Materials, where the materials are of a legal nature and can be used in the United States of America, except for those materials authorized by LOIS to be converted. Said authorization must be in writing and signed by the President or C.E.O. of LOIS.

INFOCON shall not be liable for, and is excused from, any failure to perform , or delays in delivery or performance, due to causes beyond its reasonable control, including, but not limited to, acts of nature, acts of God, civil disturbances, or natural disasters provided, however, that if such cause exists for more than 90

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days, LOIS may terminate this Agreement and retain the work performed to that date in return for a prorate payment to INFOCON for the work performed.

The amounts to be paid herein are exclusive of all taxes. LOIS shall be responsible for, and shall hold INFOCON harmless with respect to: all sales, use, personal property and similar taxes, if any, imposed upon or in respect of the transactions and services under this Agreement as required by the United States of America, other than for taxes on INFOCON's income, if any.

Acquisition and delivery of Raw Materials to INFOCON shall be the responsibility of LOIS. INFOCON understands that it has absolutely no right, title, interest, or usage rights to, in, or with the Raw Materials or Electronic Materials so produced under this Agreement. INFOCON furthermore understands that the Raw Materials or Electronic Materials so produced under this Agreement are the sole and separate property of LOIS. That at any time, LOIS may request the return of all Raw Materials, and if so requested INFOCON shall do so, forthwith, at its' own expense. That at any time, LOIS may request that INFOCON destroy any media, whether in print or electronic form, that it has in its' possession in regards to any item, whether tangible or intangible, that it has obtained as a result of any past agreement with LOIS.

INFOCON agrees that during the term of this Agreement, or so long as LOIS is either delivering Raw Materials to INFOCON to convert into Electronic Materials, that it will not, nor will it allow any of its' heirs, successors, assigns, or subsidiaries, to create any electronic medium of legal materials that involve information of the United States from the Courts of the United States, or the official legislative laws and proposed laws, or administrative regulations, or other such legal materials that are commonly found on LOIS products as of the date of the signing of this Agreement, other than those created for LOIS. INFOCON also agrees that it will not, nor will it allow any of its' heirs, successors, assigns, or subsidiaries, help, assist, license, grant, or give any other third party knowledge of, techniques used, or software used to create electronic medium of legal materials.

INFOCON further acknowledges that LOIS has supplied INFOCON with valuable trade secrets, techniques, software and training. INFOCON agrees that in the event that this Agreement is terminated for any reason or that LOIS desires to stop all conversion of Electronic Materials, that it will not, nor will it allow any of its heirs, successors, assigns, or subsidiaries, for a period of two (2) years, create any electronic medium of legal materials that involve information of the United States from the Courts of the United States, or the official legislative laws and proposed laws, or administrative regulations, or other such legal materials that are commonly found on LOIS products as of the date of termination or reduction. It is understood, however, that if LOIS desires to take advantage of this non-compete clause, then LOIS must give INFOCON ninety
(90) days notice that it is either reducing the conversion of materials or terminating this Agreement.

No failure to exercise, or delay in exercising, on the part of either INFOCON or LOIS, any right, power or privilege herein shall operate as a waiver thereof, or will any single or partial exercise of any right, power or privilege herein preclude the further exercise of the same right or the exercise of any other right herein.

Except as otherwise specified, all notices or other communications given under this Agreement shall be in writing and delivered in person, by mail, electronic mail, or by facsimile to the recipient's address set forth as follows:

In the case of post duly stamped, registered express post or airmail on the 7th day after the date on which the notice is accepted for posting by the relevant postal authority on which the postal authority in the place to which such notice or other communication is sent is open for business; or

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In the case of delivery by person, electronic mail, or facsimile transmission, when delivered to the recipient at such address or phone number provided that it is received in complete and legible form.


Signed to and sealed this 13th day of July, 1998.


LAW OFFICE INFORMATION SYSTEMS, INC. (LOIS)

By:  /s/ Kyle D. Parker
     ------------------------------

Title: President & CEO
       ----------------------------
       President


INFOCON INTERNATIONAL LIMITED (INFOCON)
FOR INFOCON INTERNATIONAL
By:  /s/(illegible)
     ------------------------------

Title: Director
       ----------------------------
       Managing Director, Bangalore

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